Exhibit 99.1

Neos Therapeutics Reports First Quarter 2020 Financial Results

— Company announces reduction in force to streamline costs and accelerate the path to profitability,

particularly in light of the business impact from the COVID-19 pandemic —

— Company to host conference call today at 5:00  p.m.  EDT —

DALLAS and FORT WORTH, Texas, May 11, 2020 — Neos Therapeutics, Inc. (Nasdaq: NEOS), a commercial-stage pharmaceutical company developing and manufacturing central nervous system-focused products, today reported financial results for the first quarter ended March 31, 2020 and announced that it is reducing its cost structure by decreasing its workforce by approximately 25 percent.

“Since late 2018, we have been steadfast in taking action to better position Neos for long-term profitability and growth. Today, we have made the difficult but necessary decision to reduce headcount across the organization to streamline costs and further strengthen our long-term outlook as we adjust to a rapidly changing economic environment and the recent impact on our business as a result of the COVID-19 pandemic. We believe this decision will ensure and accelerate our path to profitability, enable further investment in our pipeline candidate, NT0502, for the treatment of sialorrhea and strengthen our ability to acquire on-market product opportunities to leverage our commercial organization. We acknowledge this decision impacts many talented employees, and I would like to personally thank them for their contributions to Neos and their dedication to the patients we serve,” said Jerry McLaughlin, President and Chief Executive Officer.

The reduction in force announced today, affects approximately 50 employees, or 25 percent of the Company’s workforce. Following these changes, the Company will have approximately 45 (of the previous 75) sales territories, which represent approximately 80 percent of its current prescriber base for its Attention Deficit Hyperactivity Disorder (ADHD) business. The Company plans to deploy alternative sales and marketing efforts toward many of the remaining 20 percent of current prescribers.

ADHD Commercial Franchise

•

Increased net revenue per pack by over 21 percent year-over-year: Neos reported growth in net revenue per pack for its two core commercial ADHD products, Adzenys XR-ODT® and Cotempla XR-ODT®, for the three months ended March 31, 2020 compared to the same period in 2019. Blended net revenue per pack for the first quarter of 2020 was $128 compared to $106 for the first quarter of 2019,  an increase of nearly 21 percent. These results reflect the continued execution of the Company’s strategic shift in its ADHD business towards more profitable business channels and market segments.

•

Neos RxConnect patient support program continued to expand and is expected to reach 1,000 participating pharmacies in 2Q 2020: During the first quarter of 2020, the Company continued to substantially expand the number of participating pharmacies in the Neos RxConnect network. As of May 1, 2020, the network included approximately 800 pharmacies, compared to approximately 500 as of the end of 2019. In addition, the Company has come to an agreement with another large, regional grocery store chain that will increase the number of participating pharmacies to greater than 1,000 by the end of the second quarter of 2020. The Company believes the Neos RxConnect patient support program will continue to play an increasingly important role in the growth of the Company’s ADHD business by providing affordable and predicable access to Neos ADHD medications to patients while eliminating many of the hassles that deter health care providers from prescribing medications that they consider most appropriate for their patients.

Development Pipeline

•

Announced issuance of new U.S. Methods of Use Patent for N-desethyloxybutynin: The Company announced in April 2020 that the United States Patent and Trademark Office (USPTO) issued U.S. Patent No. 10,610,507, which is directed to methods of treating sialorrhea by administering N-desethyloxybutynin, the active pharmaceutical ingredient in NT0502. NT0502 is currently in clinical development for the treatment of sialorrhea in patients with neurological conditions. The patent, licensed to Neos Therapeutics, is not expected to expire before November 2032.
•

NT0502 Phase 1 single ascending and multiple ascending dose trial to begin in second half of 2020: The Company plans to initiate a Phase 1 clinical trial for NT0502, for the treatment of sialorrhea in patients with neurological conditions, in the second half of 2020. The multi-part study will include single ascending and multiple ascending dose cohorts.

Financial Highlights and Select First Quarter 2020 Financial Results

•	For the first quarter of 2020, net loss was $8.0 million, compared to $7.6 million in the first quarter of 2019.
•	Total product revenues were $14.5 million for the three months ended March 31, 2020, compared to $14.6 million for the same period in 2019.

	Q1 2020	Q1 2019
Adzenys XR-ODT	$4.2MM	$6.7MM
Cotempla XR-ODT	$8.1MM	$5.8MM
Adzenys ER	$0.2MM	$0.1MM
Generic Tussionex	$2.0MM	$2.0MM
Total	$14.5MM	$14.6MM

•	Gross profit was $8.1 million for the three months ended March 31, 2020, compared to $8.2 million for the same period in 2019.
•	Research and development expenses were $2.0 million for the three months ended March 31, 2020, compared to $3.2 million for the same period in 2019.
•	Selling and marketing expenses were $7.6 million for the three months ended March 31, 2020, compared to $7.1 million for the same period in 2019.
•	General and administrative expenses were $4.4 million for the three months ended March 31, 2020, compared to $3.8 million for the same period in 2019.
•	At March 31, 2020, the Company held $31.9 million in cash and cash equivalents and short-term investments.
•

On May 6, 2020 the Company announced that it had amended its debt facility with Deerfield to defer $5.0 million of the $15.0 million of principal due to Deerfield on May 11, 2020. The Company will instead pay the $5.0 million over eight equal monthly installments beginning on September 11, 2020 and ending on April 11, 2021.

Conference Call Details

Neos management will host a conference call and live audio webcast to discuss these results and provide a company update at 5:00 p.m. EDT today. The live call may be accessed by dialing (877) 388‑8985 for domestic calls, or +1 (562) 912‑2654 for international callers, and referencing conference ID number 1099917. A live audio webcast for the conference call will be available on the Investor Relations page of the Company’s website at http://investors.neostx.com/. Following the conclusion of the call, the webcast will be available for replay for 30 days.

About Neos Therapeutics

Neos Therapeutics, Inc. (NASDAQ: NEOS) is a commercial-stage pharmaceutical company developing and manufacturing central nervous system (CNS)-focused products. The Company markets Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), and Adzenys-ER® (amphetamine) extended-release oral suspension (see

Full Prescribing Information, including Boxed WARNING), all for the treatment of ADHD. The Company also has a development candidate, NT0502, for the treatment of sialorrhea in patients with neurological conditions. Additional information about Neos is available at www.neostx.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, commercial products, clinical development of its therapeutic candidates, plans for potential future product candidates, financial condition and outlook, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the impact of COVID-19 on prescriptions for the Company’s products and on the Company’s business, revenues, results of operations and financial condition, the net sales, profitability, and growth of the Company’s commercial products, the Company’s future expansion of the Neos RxConnect network; the status, timing, costs, results and interpretation of the Company’s clinical trials or any future trials, including whether the Company will initiate a Phase 1 ascending dose study of NT0502 in the second half of 2020; the uncertainties inherent in conducting clinical trials; expectations for regulatory interactions, submissions and approvals; the financial condition and outlook for the Company, including whether the Company will continue to make progress towards its goal of achieving operational profitability; availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; uncertainties related to the Company’s intellectual property, including the expected expiration of the methods of use patent for N-desethyloxybutynin; other matters that could affect the availability or commercial potential of the Company’s commercial products or therapeutic candidates; and other factors discussed in the Risk Factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$27,858	$16,830
Short-term investments	3,992	8,064
Accounts receivable, net of allowances for chargebacks and cash discounts of $3,295 and $4,848 at March 31, 2020 and December 31, 2019, respectively	20,782	26,563
Inventories, net	10,218	11,010
Prepaid expenses and other current assets	2,904	4,092
Total current assets	65,754	66,559

Property and equipment, net	7,014	7,345
Operating lease right-of-use assets	2,920	3,044
Intangible assets, net	12,139	12,543
Other assets	1,266	1,382
Total assets	$89,093	$90,873

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable	$13,033	$6,650
Accrued expenses	30,556	40,188
Current portion of operating lease liabilities	707	681
Short-term line of credit	8,569	—
Current portion of long-term debt	15,534	15,836
Total current liabilities	68,399	63,355

Long-Term Liabilities:
Long-term debt, net of current portion	29,422	29,099
Operating lease liabilities	3,067	3,254
Derivative liability	1,231	1,135
Other long-term liabilities	154	160
Total long-term liabilities	33,874	33,648

Stockholders' (Deficit) Equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued or outstanding at March 31, 2020 and December 31, 2019	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized at March 31, 2020 and December 31, 2019; 49,777,756 and 49,743,955 shares issued and outstanding, respectively, at March 31, 2020; 49,766,472 and 49,732,671 shares issued and outstanding, respectively, at December 31, 2019	50	50
Treasury stock, at cost, 33,801 shares at March 31, 2020 and December 31, 2019	(352)	(352)
Additional paid-in capital	328,956	328,056
Accumulated deficit	(341,835)	(333,885)
Accumulated other comprehensive income	1	1
Total stockholders' deficit	(13,180)	(6,130)
Total liabilities and stockholders' deficit	$89,093	$90,873

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenues:
Net product sales	$14,493	$14,634

Cost of goods sold	6,389	6,396
Gross profit	8,104	8,238

Research and development expenses	2,035	3,197
Selling and marketing expenses	7,592	7,069
General and administrative expenses	4,365	3,793

Loss from operations	(5,888)	(5,821)

Interest expense	(2,037)	(2,115)
Other (expense) income, net	(25)	336

Net loss	$(7,950)	$(7,600)

Weighted average common shares outstanding used to compute net loss per share, basic and diluted	49,736,125	49,703,563

Net loss per share of common stock, basic and diluted	$(0.16)	$(0.15)

Contacts:

Richard Eisenstadt

Chief Financial Officer

Neos Therapeutics, Inc.

(972) 408‑1389

reisenstadt@neostx.com

Sarah McCabe

Stern Investor Relations, Inc.

(212) 362‑1200

sarah.mccabe@sternir.com